EXHIBIT 34.3

Report of Independent Registered Public Accounting Firm

To the Audit Committee of Computershare Trust Company, National Association

We have examined management’s assertion, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria: Computershare Corporate Trust - ABS Platform that Computershare Trust Company, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities (“ABS”) transactions for which the Company provides trustee (except Delaware trustee or owner trustee), paying agent services, and/or related services, either directly in the related role for such services or as the agent of the party performing such services, and for which either (i) some or all of the issued securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (ii) the issued securities for such ABS transactions were privately offered pursuant to an exemption from registration and the Company (and/or the party for whom it acts as agent) has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes (a) any transactions for which the securities issued are mortgage-backed securities or mortgage-related asset-backed securities and (b) any ABS transactions for which the issuing entity has a fiscal year that ends on a date other than the end of the calendar year (the “ABS Platform”), as of December 31, 2023 and for the year then ended (“Period”), excluding criteria 1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(3)(i)(B), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which Management has determined are not applicable to either the Company’s obligations, or the obligations of the party for whom the Company ultimately acts as agent, in either case under the related transaction agreements with respect to the ABS Platform for the Period (as applicable, the “Company’s Obligations”); provided however that, with respect to the ABS Platform (a) servicing criterion 1122(d)(3)(i)(A) is applicable only as it relates to the Company’s Obligation to distribute or make available to investors, in accordance with the timeframes set forth in the transaction agreements, the relevant investor reports received by the Company from the entity preparing such reports; (b) servicing criterion 1122(d)(3)(ii) is applicable only as it relates to the Company’s Obligation to make remittances to investors in accordance with the transaction agreements; and (c) servicing criterion 1122(d)(4)(iii) is applicable only as it relates to the Company’s Obligation to obtain an Officer’s Certificate from the servicer and report any additions, removals and substitutions to investors on the relevant investor report, in each case, in accordance with the transaction agreements.

As described in management's assertion, for servicing criterion 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criterion.  The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to the vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act ("Interpretation 200.06"). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criterion applicable to the vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criterion as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 200.06.

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, www.pwc.com/us

Appendix A to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the ABS Platform.

The Company’s management is responsible for its assertion and for the Company's compliance with the applicable servicing criteria.  Our responsibility is to express an opinion on management's assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the ABS Platform, testing of selected servicing activities related to the ABS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Computershare Trust Company, National Association complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2023 for the ABS Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 15, 2024